 Monday, November 19, 2001. Press Release GLOBAL DECS CORP. ("GDEC.OB") ANOUNCES MANAGEMENT CHANGES, AGREEMENT TO ACQUIRE AIDS VACCINE AND BIOMEDICAL ASSETS LA JOLLA, CALIFORNIA (Business Wire) November 19, 2001. GLOBAL DECS CORP. ("GDEC" or the "Company") (Nasdaq Bulletin Board: GDEC) announced management changes with the appointment of a new Chairman, CEO/President and Chief Financial officer, as well as the resignations of existing directors. The company will enter the Biotech field, and has entered into an agreement to acquire an anti-viral therapeutic AIDS vaccine, transdermal patch technology, related license agreements, patents and other assets of Vector Medical Technologies Inc., a privately held Biotech company based in Boca Raton, Florida. Vector is a development stage biopharmaceutical technology company focused on the commercial development, marketing, and distribution of products created from two biomedical breakthroughs. The first is a method of delivering ethical drugs into the human body, through the use of a biopolymer that transmits macromolecule drugs into the body. Vector has contracted for an exclusive license and an option to purchase the patent and related rights for the technology regarding a transdermal patch that may be placed on the skin, which is capable of delivering into the body large molecule drugs, such as insulin. Vector has also used this technology in creating a facial cream product that removes wrinkles and sagging skin designed for the cosmetics industry, which is marketed under the name GENER3ATIONS. Vector's second medical breakthrough is a patented anti-viral therapeutic AIDS vaccine, that enhances the body's immune system and stimulates the growth of T cells and NK cells (so called "natural killer" cells), which has been shown in clinical trials on humans to eradicate the deadly AIDS Virus without any known adverse side-affects being detected to date. GDEC obtained the right to purchase all of Vectors assets in exchange for fifty-five million (55,000,000) newly issued restricted common shares of GDEC, and the assumption of the purchase obligations pursuant to an asset purchase agreement, assigned to GDEC by Antonia Finance Limited. The assigned asset purchase agreement contains certain conditions, which upon completion are expected to result in the acquisition of the Vector assets by GDEC, free and clear of any liabilities. The significant conditions required in order to complete the Vector asset purchase by GDEC include the following: Vector calling a shareholder meeting to seek shareholders approval for the sale of the Vector assets. Shareholders representing a majority of Vector's voting shares have irrevocably agreed to vote in favor of approving the sale. Vector is to receive either $49,900,000 in cash, as the balance of a $50,000,000 purchase price for the assets, or in the alternative, GDEC may elect to pay only $1,150,000 in cash, assume certain Vector debt and issue $30,000,000 in restricted shares of common stock of GDEC to Vector. The number of GDEC shares shall be calculated based upon the bid price on the closing date. Detailed information relating to the asset purchase agreement can be reviewed on the exhibits to Form 8-K, as filed by GDEC with the Securities and Exchange Commission, dated November 19th. At a Special Meeting of the Board of Directors of GDEC held on November 7th, the Board of Directors appointed three new officers and directors of GDEC with immediate effect at the conclusion of the meeting. Mr. Williard Wiens, Mr. Jim Mitchell, and Mr. Murray Johns all resigned as officers and directors of GDEC. The newly elected officers and directors are: Malcolm J. Gold, (aged 57) a British citizen, has been appointed as Chairman and a director. He has served as Chairman of two London Stock Exchange companies, in the hospitality business. Johann A. De Villiers, (aged 48) a resident of California, has accepted the appointment as President, Chief Executive Officer, and a director. He is an experienced CEO having run investment banking, and public mining companies, with degrees in accounting, and business management from the Witwaters Rand University, South Africa. Mr. De Villiers has experience in mutual fund management, investment banking and was a member of the American Stock Exchange, for five years. Eugene L. Brill, (aged 36) a resident of California, is Chief Financial Officer, Secretary, and a director. He has 15 years experience as an equity fund manager, corporate financier and chief financial officer of publicly traded Global Diamonds Inc. Mr. Brill is a member of the national association of securities dealers, holding series 7, 4, 63, and 24-licenses, since 1993. Forward-Looking Statements Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipate future revenue of the Company or the anticipated success of current product offerings. Such forward-looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political conditions or additional factors unknown to the Company at this time. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For Investor Relations contact: Eugene L Brill, Chief Financial Officer of Global DECS Corp., (Phone: 858-459-0045/ E-mail: eugeneb@globaldiamond.com).